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                    January 3, 2023

       James G. Coogan
       Chief Financial Officer
       Kaman Corporation
       1332 Blue Hills Avenue
       Bloomfield, Connecticut 06002

                                                        Re: Kaman Corporation
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-35419

       Dear James G. Coogan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing